EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements numbers 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727,
333-08725,  333-08723,  33-58981,  33-54027  and  33-41295  on Form S-8 of Kaneb
Services, Inc. of our report dated March 16, 2001 of Shore Terminals LLC for the year ended December 31, 2000 appearing in the current report on Form 8-K of Kaneb Pipe Line Partners, L.P. dated March 19, 2001 referenced to in this current report on Form 8-K of Kaneb Services, Inc.


DELOITTE & TOUCHE LLP


Des Moines, Iowa
March 19, 2001